Exhibit 10.19

FIRST AMENDMENT TO REVOLVING LINE OF CREDIT PROMISSORY NOTE

This First Amendment to Revolving Line of Credit Promissory Note, is entered into on April 12, 2023 by SET JET, INC., a Nevada corporation whose address is 15210 N 75th Street, Scottdale, Arizona 85260 (“Maker”), promises to pay to the order of FORTRESS FINANCIAL, LLC, a Wyoming limited liability company (“Holder”), with an address of 304 S. Jones. Blvd., Suite 6354, Las Vegas, Nevada 89107.

WHEREAS, the parties previously entered into that certain Revolving Line of Credit Promissory Note dated February 22, 2023 (“Note”); and

WHEREAS, the parties desire to amendment the Note to reflect certain changes in the application and payment of the obligations to Blue Sky Services, LLC.

THEREFORE, based on good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties agree as follows:

1. Amendment to Paragraph 2. Paragraph 2. of the Note shall be amended and restated as follows:

2. Initial Advance and Additional Advances and Requirements. Maker has requested an initial advance under this Note in the principal sum of $1,500,000.00 which will be funded upon closing (“Initial Advance”).

a. Additional advances under this Note (each an “Advance”) shall be made exclusively for the purpose of satisfying the monthly obligations (each an “Obligation”) of the Maker under the terms and conditions of the Forbearance Agreement and related agreements between Maker and Blue Sky Services LLC (“Blue Sky”). In connection with each Advance, Maker shall either of the following:

(i) provide to Holder a statement of the total monthly Obligation to be paid to Blue Sky at least 3 business days in advance of the due date of the Obligation. Upon review and approval of each Obligation, in Holder’s sole discretion, Holder shall directly fund the Obligation to Blue Sky and the amount of the Advance shall be added to the outstanding principal balance of this Note, or,

(ii) pay directly to Blue Sky such amounts that satisfy the Obligation in advance of the deadline for the Obligation and promptly thereafter submit to Holder a statement of such payment and the total portion of the monthly Obligation which Maker requests to be reimbursed to Maker to be used as Maker’s operating capital (“Return Amount”). Upon review and approval of the requested Return Amount, in Holder’s sole discretion, Holder shall reimburse the Return Amount to Maker and the Return Amount shall be added to the outstanding principal balance of this Note.

2. Ratification. Except as set forth in herein, the Note shall otherwise remain in full force and effect.

3. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or electronic signature (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or any other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first above written.

MAKER:

SET JET, INC.,
a Nevada corporation

By :	/s/ Thomas P. Smith
Name:	Thomas P. Smith
Title:	President

HOLDER:

FORTRESS FINANCIAL, LLC, a Wyoming limited liability company
By: Chilkoot Capital Management, LLC, a Wyoming limited liability company
Its: Manager

By:	/s/ Robert Saucier
Name:	Robert Saucier
Title:	Manager